Exhibit 99.1

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2016 OPERATING RESULTS

RYE, NY (October 25, 2016) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended September 30, 2016. All per share amounts, below, are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

Highlights

•
Earnings: Generated earnings per share (“EPS”) of $0.08 for the third quarter; funds from operations (“FFO”) per share of $0.27 for the third quarter, and FFO per share of $0.36 for the third quarter before deduction of $0.09 per share for acquisition and retirement-related costs

•	Core Portfolio Operating Results: Generated same-property net operating income growth of 4.2% for the third quarter; reported a leased rate of 96.5% as of quarter end

•
Core Portfolio Acquisitions: During 2016, acquired, or entered into contracts to acquire, $627 million of urban/street-retail properties, of which $486 million has closed ($297 million closed during third quarter)

•
Fund Acquisitions: During 2016, Fund IV acquired, or entered into contracts or letters of intent to acquire, $296 million of opportunistic and value-add investments, of which $64 million has closed ($37 million closed during third quarter); allocated $530 million (98.0%) of Fund IV’s total capital commitments of $541 million prior to the end of the fund’s investment period and released the balance ($11 million or 2.0%)

•	Fund V: Raised $520 million of capital commitments for oversubscribed Fund V, which has approximately $1.5 billion of buying power; Fund V’s investment period began on August 10

•	Balance Sheet: Maintained conservative leverage levels during 2016 by matchfunding acquisitions, raising $481 million of net equity proceeds

“We are pleased to report another solid and active quarter, with strong performance in both our core portfolio and fund platform,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust.  “As we look ahead to the balance of 2016 and beyond, we like what we see; we have visibility on several opportunities to create value and drive growth across our portfolio, balanced by the downside protection offered by our portfolio’s high-quality locations, tenant composition, geographic diversification and thoughtful capital structure. In our fund platform, we continue to execute on our buy-fix-sell strategy. Our dispositions remain on track, and we have seen a recent uptick in attractive deal flow - this has allowed us to allocate substantially all of the capital in Fund IV and to approach some interesting opportunities with our successfully-launched Fund V.”

Financial Results

Net income for the quarter ended September 30, 2016 was $6 million, or $0.08 per share. This reflect the effect of $4 million and $3 million, or $0.05 and $0.04 per share, of retirement-related and acquisition fee expenses, respectively. Net income for the quarter ended September 30, 2015 was $14 million, or $0.20 per share, which included $0.04 per share of additional income from the Company’s structured-finance platform.

Net income for the nine months ended September 30, 2016 was $53 million, or $0.71 per share, which included $19 million, or $0.27 per share, of gain from two Fund property dispositions. Net income for the nine months ended September 30, 2015 was $57 million, or $0.82 per share, which included $22 million, or $0.31 per share, of gain from Fund property dispositions, including the sale of air rights at Fund II’s City Point development project.

FFO for the quarter ended September 30, 2016 was $23 million, or $0.27 per share. This reflect the effect of $4 million and $3 million, or $0.05 and $0.04 per share, of retirement-related and acquisition fee expenses, respectively. This compares to FFO for the quarter ended September 30, 2015 of $28 million, or $0.39 per share.

FFO for the nine months ended September 30, 2016 was $83 million, or $1.05 per share, net of $4 million, or $0.05 per share, of acquisition fee expenses. FFO for the nine months ended September 30, 2015 was $86 million, or $1.18 per share, net of $2 million, or $0.03 per share, of acquisition fee expenses.

Core Portfolio

•	Differentiated Core Portfolio Continues To Deliver Solid Operating Results

•	Acquired, Or Entered Into Contracts To Acquire, $627 Million Of Urban/Street-Retail Properties Within Key U.S. Gateway Cities

Core Operating Results

Same-property NOI in the Core Portfolio increased 4.2% for the quarter ended September 30, 2016, compared to 2015, excluding redevelopment activities. On a year-to-date basis, same-property NOI increased 3.3%, compared to 2015. The Company reaffirmed its previously-announced guidance for full-year same-property NOI growth of 3.0% to 4.0%.

The Core Portfolio was 96.3% occupied and 96.5% leased as of September 30, 2016, compared to 96.4% occupied and 96.6% leased as of June 30, 2016. The leased rate includes space that is leased but not yet occupied.

During the quarter, the Company generated a 48.2% increase in average rents on a GAAP basis, and a 23.2% increase on a cash basis, on 15 new and renewal leases aggregating 68,000 square feet.

Core Acquisitions

During the nine months ended September 30, 2016, Acadia acquired, or entered into contracts to acquire, $627 million of Core Portfolio properties. The Company has closed on $486 million (78%) of these previously-announced Core Portfolio acquisitions, including $297 million completed during third quarter 2016 as follows:

Sullivan Center Retail, Chicago, IL. As previously reported, in August 2016, Acadia completed the acquisition of the approximately 200,000-square-foot retail portion of the Sullivan Center, in Chicago, IL, for $147 million. The Sullivan Center is located on a prominent corner on State St, the Chicago Loop’s main shopping corridor. The property, which is currently 99% occupied, is anchored by Target and DSW and benefits from solid in-place tenancy, below-market leases and strong demographics, consistent with Acadia’s other assets in the submarket.

Smithfield Portfolio, Chicago, IL. During third quarter 2016, Acadia completed the acquisitions of all five properties in the 188,000-square-foot Smithfield Portfolio, in Chicago, IL, for $150 million. In connection with these closings, Acadia assumed $59 million of in-place non-recourse mortgage debt. Two of the properties are located on State St, in the Loop, and one is on W North Ave, in Lincoln Park; together, these three properties account for approximately 90% of the portfolio’s total gross asset value. Key tenants within the portfolio include Walgreens, Nordstrom Rack, and H&M.

The following $141 million urban shopping center remains under contract:

555 9th St, San Francisco, CA. As previously reported, Acadia has entered into a contract to acquire a fully-leased, 149,000-square foot, urban shopping center, located in San Francisco’s South of Market (SoMa) neighborhood, for $141 million. The property’s three anchors - Trader Joe’s, Nordstrom Rack, and Bed Bath & Beyond - have all operated at the shopping center for a minimum of 15 years. In connection with this transaction, the Company expects to assume $60 million of existing mortgage debt. The transaction is expected to close during fourth quarter 2016.

No assurance can be given that the Company will successfully close on 555 9th Street, which is subject to customary closing conditions and lender approval of the assumption of the existing mortgage debt.

FUND PLATFORM

•	Allocated Substantially All Of Fund IV’s Capital Commitments Prior To Investment Period Expiration

•	Significant Available Dry Powder In Newly-Raised Fund V

Fund Acquisitions

During the nine months ended September 30, 2016, the Company, on behalf of Fund IV, completed $64 million of investments, including a $37 million property acquired during third quarter 2016, as discussed below:

Wake Forest Crossing, Wake Forest, NC. In September 2016, Acadia acquired a 203,000-square foot, supermarket-anchored shopping center, located in Wake Forest, NC, for $37 million. The property is currently 97.9% leased and is anchored by Lowes Foods, TJ Maxx, Ross Dress for Less, and Kohl’s (shadow anchor). This investment is consistent with the Fund platform’s high-yield strategy, which targets stable, mid-teens leveraged returns annually throughout an asset’s hold period.

Acadia has also entered into contracts or letters of intent to acquire $232 million of additional opportunistic and value-add investments on behalf of Fund IV (“Pending Acquisitions”). Including the Pending Acquisitions and capital reserves, Acadia has allocated $530 million (98.0%) of Fund IV’s total capital commitments prior to the end of the investment period, which expired on August 9, 2016. Acadia has released the fund’s unallocated commitments ($11 million or 2.0%).

As the Pending Acquisitions are subject to, in some instances, contract negotiations as well as customary closing conditions, no assurance can be given that the Company will successfully close on all or any of the Pending Acquisitions.

Fund V

During third quarter of 2016, Acadia successfully closed Fund V, which raised $520 million of total capital commitments. Of this amount, $105 million was committed by Acadia, and $415 million was committed by a diverse group of investors including university endowments, foundations, pension funds, investment management firms and family offices. Approximately 98% of the fund’s third-party commitments came from existing investors in one or more of Acadia’s four prior funds. Fund V was oversubscribed and held its final close within one month of launch. Its investment period began on August 10, 2016. With leverage, Fund V has approximately $1.5 billion of buying power.

Fund Dispositions

Year to date, the Company has completed $154 million of dispositions within Fund III, generating a blended 42.3% IRR and 3.4x multiple on its equity investment. All of the dispositions were completed during the first half of 2016.

Fund Promote

During the nine months ended September 30, 2016, the Company generated $7 million ($0.09 per share) of net promote income from Fund III. No promote income was recognized during the third quarter 2016.

The Company’s full-year 2016 net promote income guidance is $9 to $11 million ($0.12 to $0.14 per share).

Balance Sheet

•	Maintained Conservative Leverage Levels By Matchfunding Acquisitions, Raising $481 Million Of Net Equity Proceeds During 2016

During 2016, the Company issued $481 million of new equity consisting of a third quarter block trade ($172 million), ATM ($156 million, of which $36 million was raised during the third quarter), issuance of OP Units ($28 million) and our forward equity ($125 million of which $95 million will be funded during the fourth quarter of 2016 in conjunction with the anticipated closing of 555 9th Street). As previously reported, during the third quarter 2016, Acadia renewed its ATM facility with a new $250 million program.

By matchfunding acquisitions, the Company has maintained its solid, low-leveraged balance sheet. As of September 30, 2016, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.2x. Including its pro-rata share of Fund debt, the Company’s net debt to EBITDA ratio was 5.4x over the same period.

GUIDANCE

The Company is tightening its full year 2016 guidance for FFO per share from a previous range of $1.52 to $1.60 to a revised range of $1.52 to $1.56, primarily to reflect the short term dilutive impact of its equity issuances. Similarly, it is revising its full year earnings per share guidance from a range of $0.99 to $1.07 to a current range of $0.99 to $1.03. These forecasts are before any acquisition-related costs, retirement charges and gains/losses on sale of depreciated property. Management will further discuss the revised earnings guidance on the upcoming earnings conference call.

Conference Call

Management will conduct a conference call on Wednesday, October 26, 2016 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, October 26, 2016
Time:    12:00 PM ET
Dial#:    844-309-6711
Passcode:    “Acadia Realty” or “85587785”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:    855-859-2056
Passcode:    “85587785#”
Available Through:    Wednesday, November 2, 2016

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations 1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2016	2015	2016	2015

Rental income	$ 35,710	$ 40,722	$ 109,486	$ 118,693
Interest income	7,245	5,728	19,298	13,121
Expense reimbursements	7,192	8,020	22,920	25,911
Other property income	600	720	2,434	2,031
Other income	353	1,662	978	2,738
Total revenues	51,100	56,852	155,116	162,494
Operating expenses
Property operating	5,055	6,304	15,697	20,231
Other operating	3,265	396	4,094	3,115
Real estate taxes	6,195	6,153	18,000	18,864
General and administrative	12,869	7,603	30,742	23,140
Depreciation and amortization	15,217	17,461	46,744	45,022
Impairment of asset	—	—	—	5,000
Total operating expenses	42,601	37,917	115,277	115,372

Operating income	8,499	18,935	39,839	47,122

Equity in (losses) earnings of unconsolidated affiliates	(102)	2,195	3,592	12,194
Gain on disposition of property of unconsolidated affiliates	—	6,938	—	24,043
Loss on debt extinguishment	—	—	(15)	(134)
Gain on disposition of properties	—	79	81,965	89,063
Interest expense and other finance costs	(7,982)	(9,345)	(24,902)	(28,130)
Income before income taxes	415	18,802	100,479	144,158
Income tax provision	(89)	(698)	(123)	(2,059)
Net income	326	18,104	100,356	142,099

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations, Continued 1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net loss (income) attributable to noncontrolling interests	5,786	(4,328)	(47,401)	(85,281)
Net income attributable to Common Shareholders	$ 6,112	$ 13,776	$ 52,955	$ 56,818

Less: Net Income attributable to participating securities	(58)	(196)	(617)	(810)
Net Income attributable to Common Shareholders - basic	$ 6,054	$ 13,580	$ 52,338	$ 56,008
Weighted average shares for diluted earnings per share	78,621	68,957	74,134	68,739
Net Earnings per share - basic and diluted [2]	$ 0.08	$ 0.20	$ 0.71	$ 0.82

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares and Units in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income attributable to Common Shareholders	$ 6,112	$ 13,776	$ 52,955	$ 56,818

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	16,340	15,073	45,780	37,550
Impairment of asset	—	—	—	1,111
Gain on disposition (net of noncontrolling interests’ share):	—	(1,403)	(19,257)	(12,610)
Income attributable to noncontrolling interests’ in
Operating Partnership	370	805	3,340	3,295
Distributions - Preferred OP Units	6	6	417	18
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$ 22,828	$ 28,257	$ 83,235	$ 86,182
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	83,163	73,090	79,138	72,915
Funds from operations, per Common Share and Common OP Unit	$ 0.27	$ 0.39	$ 1.05	$ 1.18

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating income	$ 8,499	$ 18,935	$ 39,839	$ 47,122

Add back:
General and administrative	12,869	7,603	30,742	23,140
Depreciation and amortization	15,217	17,461	46,744	45,022
Impairment of asset	—	—	—	5,000
Less:
Interest income	(7,245)	(5,728)	(19,298)	(13,121)
Above/below market rent, straight-line rent and other adjustments	1	(4,863)	(5,878)	(8,184)

Consolidated NOI	29,341	33,408	92,149	98,979

Noncontrolling interest in NOI	(3,363)	(8,636)	(15,594)	(26,464)
Pro-rata share of NOI [5]	25,978	24,772	76,555	72,515
Operating Partnership’s interest in Funds	(913)	(1,418)	(3,445)	(4,323)
Operating Partnership’s share of unconsolidated joint ventures *	4,728	2,510	11,826	7,769
NOI - Core Portfolio	$ 29,793	$ 25,864	$ 84,936	$ 75,961

Note:
* Does not include share of unconsolidated joint ventures within Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	September 30, 2016	December 31, 2015
ASSETS
Operating real estate
Land	$ 533,521	$ 514,120
Buildings and improvements	1,786,608	1,593,350
Construction in progress	23,068	19,239
	2,343,197	2,126,709
Less: accumulated depreciation	276,383	298,703
Net operating real estate	2,066,814	1,828,006
Real estate under development	676,592	609,574
Notes receivable and preferred equity investments, net	266,816	147,188
Investments in and advances to unconsolidated affiliates	273,576	173,277
Cash and cash equivalents	49,242	72,776
Cash in escrow	22,115	26,444
Restricted cash	2,378	10,840
Rents receivable, net	42,171	40,425
Deferred charges, net	24,786	22,568
Acquired lease intangibles, net	93,819	52,593
Prepaid expenses and other assets	60,210	48,628
Total assets	$ 3,578,519	$ 3,032,319

LIABILITIES
Mortgage and other notes payable, net	$ 887,956	$ 1,050,051
Unsecured notes payable, net	407,563	308,555
Distributions in excess of income from, and investments in, unconsolidated affiliates	24,249	13,244
Accounts payable and accrued expenses	40,721	38,754
Dividends and distributions payable	21,675	37,552
Acquired lease intangibles, net	78,474	31,809
Other liabilities	108,828	31,000
Total liabilities	1,569,466	1,510,965

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 80,863,404 and 70,258,415 shares, respectively	81	70
Additional paid-in capital	1,500,864	1,092,239
Accumulated other comprehensive loss	(12,844)	(4,463)
Retained earnings	8,815	12,642
Total shareholders’ equity	1,496,916	1,100,488
Noncontrolling interests	512,137	420,866
Total equity	2,009,053	1,521,354
Total liabilities and equity	$ 3,578,519	$ 3,032,319

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 4,343 and 3,891 OP Units into Common Shares for the quarters ended September 30, 2016 and 2015, respectively and 4,422 and 3,899 OP Units into Common Shares for the nine months ended September 30, 2016 and 2015, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended September 30, 2016 and 2015, respectively and 428 and 25 Preferred OP Units into Common Shares for the nine months ended September 30, 2016 and 2015, respectively. In addition, diluted FFO also includes the effect of 177 and 231 employee share options, restricted share units and LTIP units for the quarters ended September 30, 2016 and 2015, respectively and 164 and 300 employee share options, restricted share units and LTIP units for the nine months ended September 30, 2016 and 2015, respectively. Additionally, diluted FFO also includes the effect of 169 and 76 of Common Shares relating to the Company’s forward equity sales agreement for the three and nine months ended September 30, 2016, respectively.

5 The Pro-rata portion share of NOI is based upon our stated ownership percentages in each operating agreement.